Exhibit 99.1

STERIS plc Announces Fiscal 2016 Third Quarter Financial Results

• Revenue growth of 31%, with 7% constant currency organic growth

• Synergy Health integration on track

• Record revenue and earnings and fiscal 2016 outlook confirmed

LEICESTER, U.K. – February 9, 2016 – STERIS plc (NYSE: STE) (“STERIS” or the “Company”) today announced financial results for its fiscal 2016 third quarter ended December 31, 2015. Fiscal 2016 third quarter revenue increased 31% to $618.7 million compared with $473.2 million for STERIS Corporation (“Old STERIS”) in the third quarter of fiscal 2015, with 7% constant currency organic growth. As reported, operating income was $46.7 million, compared with operating income of $61.3 million for Old STERIS for the third quarter of fiscal 2015. As reported, net income was $20.0 million, or $0.26 per diluted share, compared with net income of $38.1 million, or $0.63 per diluted share for Old STERIS in the third quarter of fiscal 2015. All succeeding references to results from prior year periods are for Old STERIS.

Adjusted Results

Adjusted net income for the third quarter of fiscal 2016 was $76.2 million, or $0.98 per diluted share, compared with adjusted net income for the third quarter of the previous year of $47.7 million, or $0.79 per diluted share. The improvement in net income reflects the Combination with Synergy Health, improved operating performance and a lower effective tax rate.

“Our performance in the third quarter reflects solid organic revenue growth and contributions from recent acquisitions,” said Walt Rosebrough, President and Chief Executive Officer of STERIS. “The integration efforts for Synergy Health are progressing well, and we believe we are positioned to meet the record revenue and adjusted earnings full-year guidance we gave in December.”

Segment Results

Beginning this quarter, STERIS is reporting four business segments:

•	Healthcare Products—Infection prevention and procedural solutions for healthcare providers worldwide, including capital equipment and related maintenance and installation services, as well as consumables.

•	Healthcare Specialty Services—A range of specialty services for healthcare providers including hospital sterilization services, instrument and scope repair, and linen management.

•	Applied Sterilization Technologies—Contract sterilization and laboratory services for medical device and pharmaceutical Customers and others.

•	Life Sciences—Capital equipment and consumable products, and equipment maintenance and specialty services, for pharmaceutical manufacturers and research.

Healthcare Products revenue grew 10% in the quarter to $317.1 million compared with $287.5 million in the third quarter of fiscal 2015 reflecting organic volume growth and acquisitions. Contributing to the quarter, consumable revenue grew 15%, capital equipment revenue increased 12% and service revenue grew 3%. Healthcare Products operating income was $52.1 million compared with $42.7 million in last year’s third quarter. The increase in profitability was primarily due to increased volume and favorable foreign currency exchange rates.

Healthcare Specialty Services revenue in the quarter was $128.3 million compared with $65.7 million in the third quarter of fiscal 2015, reflecting the addition of Synergy Health and organic volume growth. Healthcare Specialty Services operating income was $7.4 million compared with $5.2 million in last year’s third quarter. The increase in profitability was primarily due to the increased volume.

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Fiscal 2016 third quarter revenue for Applied Sterilization Technologies was $90.2 million compared with $51.0 million in the same period last year. Revenue benefited from the addition of Synergy Health and increased volume from the segment’s core medical device Customers. Segment operating income increased to $26.8 million in the third quarter of fiscal 2016 compared with operating income of $14.0 million last year, due primarily to the increase in volume and the addition of Synergy Health.

Life Sciences third quarter revenue increased 22% to $82.7 million compared with $68.0 million in the third quarter of fiscal 2015. Consumable revenue grew 45%, reflecting organic growth and the acquisition of GEPCO, capital equipment revenue increased 8% and service revenue grew 13%. Segment operating income was $24.1 million compared with $16.5 million in the prior year quarter. The increase in profitability was primarily due to the increased volume, including GEPCO, and favorable foreign currency exchange rates.

Cash Flow

Net cash provided by operations for the first nine months of fiscal 2016 was $104.6 million, compared with $165.2 million in fiscal 2015. Free cash flow (see Non-GAAP Financial Measures) for the first nine months of fiscal 2016 was $22.9 million compared with $109.3 million in the prior year. The decline in free cash flow is primarily due to expenses related to the combination with Synergy Health and other acquisitions. In addition, free cash flow was reduced by an increased payout level for the Company’s prior year annual compensation program and a pension contribution made for the settlement of a legacy pension obligation. The total of these items, which reduced free cash flow year-over-year, is approximately $85 million.

Outlook

The Company is reiterating its outlook provided on December 22, 2015, which includes revenue growth of 21%-22% for the full fiscal 2016 year and adjusted earnings per diluted share in the range of $3.48 to $3.55. The Company currently anticipates free cash flow of approximately $100 million in fiscal 2016, reflecting approximately $100 million in acquisition and integration related costs.

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Dividend Announcement

The Company also announced today that STERIS’s Board of Directors has authorized a quarterly dividend of $0.25 per common share. The dividend is payable March 29, 2016 to shareholders of record at the close of business on March 1, 2016.

Conference Call

In conjunction with this release, STERIS management will host a conference call today at 10:00 a.m. Eastern time. The conference call can be heard live over the Internet at www.steris-ir.com or via phone by dialing 1-800-369-8428 in the United States and Canada, and 1-773-799-3378 internationally, then referencing the password “STERIS”.

For those unable to listen to the conference call live, a replay will be available beginning at 12:00 p.m. Eastern time today either over the Internet at www.steris-ir.com or via phone by calling 1-866-408-8448 in the United States and Canada, and 1-203-369-0632 internationally.

About STERIS

STERIS’s mission is to help our Customers create a healthier and safer world by providing innovative healthcare and life science product and service solutions around the globe. For more information, visit www.steris.com.

Investor Contact:

Julie Winter, Director, Investor Relations

Julie_Winter@steris.com

+1 440 392 7245

Media Contact:

Stephen Norton, Senior Director, Corporate Communications

Stephen_Norton@steris.com

+1 440 392 7482

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Non-GAAP Financial Measures

Adjusted net income and free cash flow are non-GAAP measures that may be used from time to time and should not be considered replacements for GAAP results. Non-GAAP financial measures are presented in this release with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented. The Company believes that the presentation of these non-GAAP financial measures, when considered along with our GAAP financial measures, provides a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure.

Adjusted net income excludes the amortization of intangible assets acquired in business combinations, acquisition-related transaction costs, integration costs related to acquisitions, and certain other unusual or non-recurring items. STERIS believes this measure is useful because it excludes items that may not be indicative of or are unrelated to our core operating results and provides a baseline for analyzing trends in our underlying businesses.

The Company defines free cash flow as cash flows from operating activities less purchases of property, plant, equipment and intangibles, net capital expenditures, plus proceeds from the sale or property, plant, equipment, and intangibles. STERIS believes that free cash flow is a useful measure of the Company’s ability to fund future principal debt repayments and growth outside of core operations, pay cash dividends, and repurchase ordinary shares.

Forward-Looking Statements

This release and the conference call may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to STERIS or its industry, products or activities that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date specified in this release and may be identified by the use of forward- looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “outlook,” “impact,” “potential,” “confidence,” “improve,” “optimistic,” “deliver,” “comfortable,” “trend”, and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, actions of regulatory agencies, and changes in laws, government regulations, labeling or product approvals or the application or

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interpretation thereof. Other risk factors are described herein and in STERIS’s, STERIS Corporation’s and Synergy’s other securities filings, including Item 1A of STERIS Corporation’s Annual Report on Form 10-K for the year ended March 31, 2015 and in Synergy’s annual report and accounts for the year ended 29 March 2015 (section headed “principal risks and uncertainties”). Many of these important factors are outside of STERIS’s control. No assurances can be provided as to any result or the timing of any outcome regarding matters described in the press release or otherwise with respect to any regulatory action, administrative proceedings, government investigations, litigation, warning letters, cost reductions, business strategies, earnings or revenue trends or future financial results. References to products are summaries only and should not be considered the specific terms of the product clearance or literature. Unless legally required, STERIS does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) STERIS’s ability to meet expectations regarding the accounting and tax treatments of the Combination, (b) the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in connection with the Combination within the expected time-frames or at all and to successfully integrate Synergy’s operations with those of STERIS Corporation, (c) the integration of Synergy’s operations with those of STERIS Corporation being more difficult, time-consuming or costly than expected, (d) operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) being greater than expected following the transaction, (e) the retention of certain key employees of Synergy being difficult, (f) changes in tax laws or interpretations that could increase our consolidated tax liabilities, including, changes in tax laws that would result in STERIS being treated as a domestic corporation for United States federal tax purposes, (g) the potential for increased pressure on pricing or costs that leads to erosion of profit margins, (h) the possibility that market demand will not develop for new technologies, products or applications or services, or business initiatives will take longer, cost more or produce lower benefits than anticipated, (i) the possibility that application of or compliance with laws, court rulings, certifications, regulations, regulatory actions, including without limitation those relating to FDA warning notices or letters, government investigations, the outcome of any pending FDA requests, inspections or submissions, or other requirements or standards may delay, limit or prevent new product introductions, affect the production and marketing of existing products or services or otherwise affect STERIS’s performance, results, prospects or value, (j) the potential of international unrest, economic downturn or effects of currencies, tax assessments, adjustments or anticipated rates, raw material costs or availability, benefit or retirement plan costs, or other regulatory compliance costs, (k) the possibility of reduced demand, or reductions in the rate of growth in demand, for STERIS’s products and services, (l) the possibility that anticipated growth, cost savings, new product acceptance, performance or approvals, or other results may not be achieved, or that transition, labor, competition, timing, execution, regulatory, governmental, or other issues or risks associated with STERIS’s businesses, industry or initiatives including, without limitation, those matters described in STERIS Corporation’s Form 10-K for the year ended March 31, 2015 and Synergy’s annual report and accounts for the year ended 29 March 2015 and other securities filings, may adversely impact STERIS’s performance, results, prospects or value, (m) the possibility that anticipated financial results or benefits of recent acquisitions, including the Combination, or of STERIS’s restructuring efforts will not be realized or will be other than anticipated and (n) the effects of the contractions in credit availability, as well as the ability of STERIS’s Customers and suppliers to adequately access the credit markets when needed.

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STERIS plc

Consolidated Condensed Statements of Operations

(In thousands, except per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$618,688	$473,244	$1,548,487	$1,348,616
Cost of revenues	380,506	276,055	916,576	787,792
Cost of revenues—Restructuring	1	33	319	(417)

Cost of revenues, net	380,507	276,088	916,895	787,375

Gross profit	238,181	197,156	631,592	561,241
Operating expenses:
Selling, general, and administrative	177,319	122,370	476,613	362,350
Research and development	14,334	14,549	42,354	39,964
Restructuring expense	(194)	(1,109)	(976)	(10)

Total operating expenses	191,459	135,810	517,991	402,304

Income from operations	46,722	61,346	113,601	158,937
Non-operating expense, net	17,300	4,405	30,196	13,779
Income tax expense	8,268	18,817	29,689	51,493

Net income	21,154	38,124	53,716	93,665
Net income attributable to non controlling interest	1,109	—	693	—

Net income attributable to shareholders	$20,045	$38,124	$53,023	$93,665

Earnings per common share (EPS) data:
Basic	$0.26	$0.64	$0.81	$1.58

Diluted	$0.26	$0.63	$0.80	$1.56

Cash dividends declared per share outstanding	$0.25	$0.23	$0.73	$0.67
Weighted average number of shares outstanding used in EPS computation:
Basic number of shares outstanding	77,221	59,475	65,629	59,340
Diluted number of shares outstanding	77,712	60,146	66,123	59,993

STERIS plc

Consolidated Condensed Balance Sheets

(In thousands)

	December 31,	March 31,
	2015	2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$231,360	$167,689
Accounts receivable, net	440,858	325,289
Inventories, net	208,306	160,818
Other current assets	85,184	66,636

Total Current Assets	965,708	720,432
Property, plant, and equipment, net	1,053,132	493,053
Goodwill and intangible assets, net	3,309,177	860,645
Other assets	22,266	23,161

Total Assets	$5,350,283	$2,097,291

Liabilities and Equity
Current liabilities:
Accounts payable	$116,336	$99,340
Other current liabilities	243,634	183,991

Total Current Liabilities	359,970	283,331
Long-term debt	1,639,461	621,075
Other liabilities	361,029	119,239
Equity	2,989,823	1,073,646

Total Liabilities and Equity	$5,350,283	$2,097,291

STERIS plc

Segment Data

As a result of our recent combination with Synergy Health plc, which was completed on November 2, 2015, we have reassessed the organization of our business. Management will evaluate performance and allocate resources based on a segment operating income measure defined below. We have concluded that we operate and report in four reportable business segments: Healthcare Products, Healthcare Specialty Services, Life Sciences, and Applied Sterilization Technologies. Corporate and other, which is presented separately, contains the Defense and Industrial business unit plus costs that are associated with being a publicly traded company and certain other corporate costs.

Financial information for each of our segments is presented in the following table. The accounting policies for reportable segments are the same as those for the consolidated Company. Operating income (loss) for each segment is calculated as the segment’s gross profit less direct expenses and indirect cost allocations, which results in the full allocation of all distribution and research and development expenses, and the partial allocation of corporate costs. These allocations are based upon variables such as segment headcount and revenues. In addition, the Healthcare Products segment is responsible for the management of all but two manufacturing facilities and uses standard cost to sell products to the other segments. Corporate and other includes the gross profit and direct expenses of the Defense and Industrial business unit, as well as certain unallocated corporate costs related to being a publicly traded company and legacy pension and post-retirement benefits. Adjustments include acquisition related costs, amortization of acquired intangibles, restructuring costs and other charges that management believes may or may not recur with similar materiality or impact on operating income in future periods. Management believes that by excluding these items they gain better insight and greater transparency of the operating performance of the segments, thus aiding them in more meaningful financial trend analysis and operational decision making.

	Three Months Ended December 31,		Nine Months Ended December 31,
(In thousands)	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Segment Revenues:
Healthcare Products	$317,060	$287,515	$872,028	$823,957
Healthcare Specialty Services	128,326	65,682	264,974	183,219
Life Sciences	82,702	67,997	210,514	185,759
Applied Sterilization Technologies	90,225	50,960	199,753	154,003

Total Reportable Segments	618,313	472,154	1,547,269	1,346,938
Corporate and Other	375	1,090	1,218	1,678

Total Segment Revenues	$618,688	$473,244	$1,548,487	$1,348,616

Segment Operating Income:
Healthcare Products	$52,141	$42,720	$120,674	$109,766
Healthcare Specialty Services	7,389	5,195	17,620	11,074
Life Sciences	24,115	16,482	58,448	41,615
Applied Sterilization Technologies	26,766	14,006	60,802	44,792

Total Reportable Segments	110,411	78,403	257,544	207,247
Corporate and Other	(2,648)	(1,406)	(8,580)	(5,310)

Total Segment Operating Income	$107,763	$76,997	$248,964	$201,937
Less: Adjustments
Restructuring charges	$(193)	$(1,076)	$(657)	$(427)
Amortization of acquired intangible assets	15,494	5,845	28,194	22,563
Acquisition and integration related charges	41,726	10,860	77,254	17,556
Amortization of inventory and property “step up” to fair value	4,060	22	4,102	1,310
Loss (gain) on fair value adjustment of acquisition related contingent consideration	—	—	—	1,998
Settlement of pension obligation	(46)	—	26,470	—

Total operating income	$46,722	$61,346	$113,601	$158,937

STERIS plc

Consolidated Condensed Statements of Cash Flows

(In thousands)

	Nine Months Ended December 31,
	2015	2014
	(Unaudited)	(Unaudited)
Operating Activities:
Net income	$53,716	$93,665
Pension settlement expense	26,470	—
Pension contributions	(4,641)	—
Non-cash items	76,408	75,401
Changes in operating assets and liabilities	(47,334)	(3,856)

Net cash provided by operating activities	104,619	165,210
Investing Activities:
Purchases of property, plant, equipment, and intangibles, net	(82,117)	(56,757)
Proceeds from sale of property, plant, equipment and intangibles	400	812
Investments in businesses, net of cash acquired	(604,682)	(182,692)
Purchases of investments	—	(4,681)

Net cash used in investing activities	(686,399)	(243,318)
Financing Activities:
Proceeds from issuance of long-term obligations	350,000	—
(Payments) proceeds under credit facilities, net	348,670	117,200
Deferred financing fees and debt issuance costs	(5,094)	(7,347)
Repurchases of shares	(14,069)	(20,110)
Cash dividends paid to shareholders	(43,728)	(39,790)
Stock option and other equity transactions, net	10,944	19,245
Proceeds from issuance of equity to minority interest shareholders	488	—
Excess tax benefit from share-based compensation	5,909	8,880

Net cash provided by financing activities	653,120	78,078
Effect of exchange rate changes on cash and cash equivalents	(7,669)	(8,260)

Increase (decrease) in cash and cash equivalents	63,671	(8,290)
Cash and cash equivalents at beginning of period	167,689	152,802

Cash and cash equivalents at end of period	$231,360	$144,512

The following table presents a financial measure which is considered to be “non-GAAP financial measures” under Securities Exchange Commission rules. Free cash flow is defined by the Company as cash flows from operating activities less purchases of property, plant, equipment and intangibles, net (capital expenditures) plus proceeds from the sale of property, plant, equipment and intangibles. The Company uses free cash flow as a measure to gauge its ability to fund future principal debt repayments and growth outside of core operations, repurchase common shares, and pay cash dividends. STERIS’s calculation of free cash flow may vary from other companies.

	Nine Months Ended
	December 31,
	2015	2014
	(Unaudited)	(Unaudited)
Calculation of Free Cash Flow:
Cash flows from operating activities	$104,619	$165,210
Purchases of property, plant, equipment, and intangibles, net	(82,117)	(56,757)
Proceeds from the sale of property, plant, equipment, and intangibles	400	812

Free Cash Flow	$22,902	$109,265

Twelve Months Ended March 31, 2016
(Outlook)*
Calculation of free cash flow for outlook:
Cash flows from operating activities	$235,000
Purchases of property, plant, equipment, and intangibles, net	(135,000)

Free Cash Flow	$100,000

*	All amounts are estimates.

STERIS plc

Non-GAAP Financial Measures

(In thousands, except per share data)

Non-GAAP financial measures are presented with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented.

We believe that the presentation of these non-GAAP financial measures, when considered along with our GAAP financial measures and the reconciliation to the corresponding GAAP financial measures, provide the reader with a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure. It is important for the reader to note that the non-GAAP financial measure used may be calculated differently from, and therefore may not be comparable to, a similarly titled measure used by other companies.

	Three months ended December 31, (unaudited)
	Gross Profit		Income from Operations		Net income attributable to shareholders		Diluted EPS
	2015	2014	2015	2014	2015	2014	2015	2014
GAAP	$238,181	$197,156	$46,722	$61,346	$20,045	$38,124	$0.26	$0.63
Adjustments:
Amortization of inventory and property “step up” to fair value	3,631	—	4,060	22	3,155	18	0.04	—
Amortization and impairment of acquired intangible assets	—	—	15,494	5,845	10,937	3,634	0.14	0.06
Acquisition related transaction and integration costs	1,531	—	41,726	10,860	35,616	6,625	0.46	0.11
Settlement of pension obligation	—	—	(46)	—	(28)	—	—	—
Restructuring	1	33	(193)	(1,076)	(117)	(656)	—	(0.01)
Make whole payments (interest expense)	—	—	—	—	6,591	—	0.08	—

Adjusted	$243,344	$197,189	$107,763	$76,997	$76,199	$47,745	$0.98	$0.79

	Nine months ended December 31, (unaudited)
	Gross Profit		Income from Operations		Net income attributable to shareholders		Diluted EPS
	2015	2014	2015	2014	2015	2014	2015	2014
GAAP	$631,592	$561,241	$113,601	$158,937	$53,023	$93,665	$0.80	$1.56
Adjustments:
Amortization of inventory and property “step up” to fair value	3,631	1,234	4,102	1,310	3,188	1,049	0.05	0.02
Amortization and impairment of purchased intangible assets	—	—	28,194	22,563	18,818	13,976	0.29	0.23
Acquisition related transaction and integration costs	1,531	—	77,254	17,556	66,016	10,709	0.99	0.18
Loss (gain) on fair value adjustment of acquisition related contingent consideration	—	—	—	1,998	—	1,219	—	0.02
Settlement of pension obligation	—	—	26,470	—	16,337	—	0.25	—
Restructuring	319	(417)	(657)	(427)	(400)	(260)	(0.01)	—
Make whole payments (interest expense)	—	—	—	—	6,591	—	0.10	—

Adjusted	$637,073	$562,058	$248,964	$201,937	$163,573	$120,358	$2.47	$2.01

FY 2016 Outlook

Twelve months ended March 31, 2016
(Outlook)*
Net Income per diluted share	$1.71 - 1.78
Amortization of inventory and property “step up” to fair value	0.11
Amortization and impairment of purchased intangible assets	0.47
Acquisition related transaction and integration costs	0.88
Settlement of pension obligation	0.23
Restructuring	(0.01)
Make whole payments (interest expense)	0.09

Adjusted net income per diluted share	$3.48 - $3.55

*	All amounts are estimates.

STERIS plc

Unaudited Supplemental Financial Data

Third Quarter Fiscal 2016

As of December 31 , 2015

	FY 2016	FY 2015	FY 2016	FY 2015
Total Company Revenues	Q3	Q3	YTD	YTD
Capital Equipment	$167,718	$151,217	$437,976	$415,100
Consumables	137,438	116,068	373,632	339,470
Service	313,532	205,959	736,879	594,046

Total Recurring	450,970	322,027	1,110,511	933,516

Total Revenues	$618,688	$473,244	$1,548,487	$1,348,616

United Kingdom Revenues	$51,468	$13,421	$73,382	$38,225
United Kingdom Revenues as a % of Total	8%	3%	5%	3%
United States Revenues	$438,250	$367,059	$1,193,940	$1,049,892
United States Revenues as a % of Total	71%	78%	77%	78%
International Revenues	$128,970	$92,764	$281,165	$260,499
International Revenues as a % of Total	21%	20%	18%	19%

Segment Data	Q3	Q3	YTD	YTD
Healthcare Products
Revenues
Capital Equipment	$140,107	$125,611	$374,029	$353,432
Consumables	101,748	88,592	277,555	257,334
Service	75,205	73,312	220,444	213,191

Total Recurring	176,953	161,904	497,999	470,525

Total Healthcare Products Revenues	$317,060	$287,515	$872,028	$823,957

Segment Operating Income	52,141	42,720	120,674	109,766

Healthcare Specialty Services
Healthcare Services Revenues	$128,326	$65,682	$264,974	$183,219

Segment Operating Income	7,389	5,195	17,620	11,074

Life Sciences
Revenues
Capital Equipment	$26,636	$24,733	$61,456	$59,073
Consumables	32,720	22,611	85,807	67,185
Service	23,346	20,653	63,251	59,501

Total Recurring	56,066	43,264	149,058	126,686

Total Life Sciences Revenues	$82,702	$67,997	$210,514	$185,759

Segment Operating Income	24,115	16,482	58,448	41,615

Applied Sterilization Technologies
Service Revenues	$90,225	$50,960	$199,753	$154,003

Segment Operating Income	$26,766	$14,006	$60,802	$44,792
Corporate and Other
Revenues	$375	$1,090	$1,218	$1,678
Operating Income (Loss)	(2,648)	(1,406)	(8,580)	(5,310)

Other Data	Q3	Q3	YTD	YTD

Healthcare Products Backlog	$144,644	$137,806	n/a	n/a
Life Sciences Backlog	45,370	43,748	n/a	n/a

Total Backlog	$190,014	$181,554	n/a	n/a
Free Cash Flow	$(16,680)	$40,088	$22,902	$109,265

Net Debt	$1,408,101	$466,168	n/a	n/a

This supplemental data is consistent with publicly disclosed information provided in quarterly conference calls, earnings releases and SEC filings, and is subject to all definitions, precautions and limitations contained in those disclosures. Please see the Company’s most recent 10-K for definitions (and reconciliation where appropriate) of adjusted measures, backlog, free cash flow and net debt.

The following table provides historical data for Synergy Health in categories consistent with the future reporting of Synergy within the STERIS plc group.

The fiscal year of Synergy Health was the nearest weekend to the end of March each year. Accordingly reported quarters do not align to calendar quarters.

The accounting periods have been changed to calendar periods subsequent to the acquisition in November 2015.

Synergy Health

Fiscal 2015 and First Half Fiscal 2016 Revenue Data

Unaudited, Amounts in £000

	Synergy Health Three Months Ended June 2014	Synergy Health Three Months Ended September 2014	Synergy Health Three Months Ended December 2014	Synergy Health Three Months Ended March 2015	Synergy Health Three Months Ended June 2015	Synergy Health Three Months Ended September 2015
Revenues by type:
Product	£11,035	£11,436	£11,535	£10,984	£10,307	£9,869
Service	84,529	90,510	94,079	94,719	93,873	92,240

Total	£95,564	£101,946	£105,614	£105,703	£104,180	£102,109

Revenues by segment:
Healthcare Products	£7,945	£8,455	£8,697	£8,314	£7,744	£7,395
Healthcare Specialty Services	54,909	59,170	61,749	62,090	61,126	59,290
Applied Sterilization Technologies	32,710	34,321	35,168	35,299	35,310	35,423

Total	£95,564	£101,946	£105,614	£105,703	£104,180	£102,109

Revenues by location:
United Kingdom	£39,574	£41,435	£42,458	£42,346	£41,656	£41,739
United States	16,937	20,359	22,292	23,028	24,116	22,601
Europe, Middle East & Africa (1)	34,715	35,385	35,825	35,206	33,220	32,517
Asia Pacific and Latin America	4,338	4,767	5,039	5,123	5,188	5,252

Total	£95,564	£101,946	£105,614	£105,703	£104,180	£102,109

(1)	Excludes United Kingdom which is presented in separate line.